Exhibit 10.4

OIL, GAS AND MINERAL LEASE

THIS AGREEMENT made this 9th day of February, 2007, between

GEORGE G. GRIFFIN, JR. AND GEORGE G. GRIFFIN, JR. AS TRUSTEE FOR THE GRIFFIN FAMILY TRUST DATED APRIL 20. 1997

Lessor (whether one or more), whose address is:    212 CONTOUR DRIVE, GONZALES, TEXAS 78629 and LUCAS ENERGY, INC. 3000 RICHMOND AVENUE, SUITE 400. HOUSTON. TEXAS 77098 , Lessee, WITNESSETH:

     1.    Lessor, in consideration of  NONE  Dollars, receipt of which is hereby acknowledged, and of the covenants and agreements of lessee hereinafter contained, does hereby grant, lease and let unto lessee the land covered hereby for the purposes and with the exclusive right of exploring, drilling, mining and operating for, producing and owning oil, gas, sulphur and all other minerals (whether or not similar to those mentioned), together with the right to make surveys on said land, lay pipe lines, establish and utilize facilities for surface or subsurface disposal of salt water, construct roads and bridges, dig canals, build tanks, power stations, telephone lines, employee houses and other structures on said land, necessary or useful in lessee's operations in exploring, drilling for, producing, treating, storing and transporting minerals produced from the land covered hereby or any other land adjacent thereto. The land covered hereby, herein called "said land", is located in the County of GONZALES, State of  TEXAS , and is described as follows:

498.27 ACRES OF LAND, MORE OR LESS, OUT OF THE G. W. BARNETT SURVEY A-110 GONZALES COUNTY, TEXAS, BEING THAT SAME LAND DESCRIBED IN A DEED RECORDED IN VOLUME 163 PAGES 262263 OF THE OFFICIAL RECORDS OF GONZALES COUNTY, TEXAS.

This lease also covers and includes, in addition to that above described, all land, if any, contiguous or adjacent to or adjoining the land above described and (a) owned or claimed by lessor by limitation, prescription, possession, reversion or unrecorded instrument or (b) as to which lessor has a preference right of acquisition. Lessor agrees to execute any supplemental instrument requested by lessee for a more complete or accurate description of said land. For the purpose of determining the amount of any bonus, delay rental or other payment hereunder, said land shall be deemed to contain 498.27 acres, whether actually containing more or less, and the above recital of acreage in any tract shall be deemed to be the true acreage thereof. Lessor accepts the bonus and agrees to accept the delay rental as lump sum consideration for this lease and all rights and option hereunder.

     2.   Unless sooner terminated or longer kept in force under other provisions hereof, this lease shall remain in force for a term one year from the date hereof, hereinafter called "primary term", and as long thereafter as operations, as hereinafter defined, are conducted upon said land with no cessation for more than ninety (90) consecutive days.

     3.   As royalty, lessee covenants and agrees: (a) To deliver to the credit of lessor, in the pipe line to which lessee may connect its wells, the equal one-eighth part of all oil produced and saved by lessee from said land, or from time to time, at the option of lessee, to pay lessor the average posted market price of such one-eighth part of such oil at the wells as of the day it is run to the pipe line or storage tanks, lessor's interest, in either case, to bear one-eighth of the cost of treating oil to render it marketable pipe line oil; (b) To pay lessor on gas and casinghead gas produced from said land (1) when sold by lessee, one-eighth of the amount realized by lessee, computed at the mouth of the well, or (2) when used by lessee off said land or in the manufacture of gasoline or other products, the market value, at the mouth of the well, of one-eighth of such gas and casinghead gas; (c) To pay lessor on all other minerals mined and marketed or utilized by lessee from said land, one-tenth either in kind or value at the well or mine at lessee's election, except that on sulphur mined and marketed the royalty shall be one dollar ($1.00) per long ton. If, at the expiration of the primary term or at any time or times thereafter, there is any well on said land or on lands with which said land or any portion thereof has been pooled, capable of producing oil or gas, and all such wells are shut-in, this lease shall, nevertheless, continue in force as though operations were being conducted on said land for so long as said wells are shut-in, and thereafter this lease may be continued in force as if no shut-in had occurred. Lessee covenants and agrees to use reasonable diligence to produce, utilize, or market the minerals capable of being produced from said wells, but in the exercise of such diligence, lessee shall not be obligated to install or furnish facilities other than well facilities and ordinary lease facilities of flow lines, separator, and lease tank, and shall not be required to settle labor trouble or to market gas upon terms unacceptable to lessee. If, at any time or times after the expiration of the primary term, all such wells are shut-in for a period of ninety consecutive days, and during such time there are no operations on said land, then at or before the expiration of said ninety day period, lessee shall pay or tender, by check or draft of lessee, as royalty, a sum equal to the amount of annual delay rental provided for in this lease. Lessee shall make like payments or tenders at or before the end of each anniversary of the expiration of said ninety day period if upon such anniversary this lease is being continued in force solely by reason of the provisions of this paragraph. Each such payment or tender shall be made to the parties who at the time of payment would be entitled to receive the royalties which would be paid under this lease if the wells were producing, and may be deposited in a depository bank provided for below. Nothing herein shall impair lessee's right to release as provided in paragraph 5 hereof. In event of assignment of this lease in whole or in part, liability for payment hereunder shall rest exclusively on the then owner or owners of this lease, severally as to acreage owned by each.

     4.   Lessee is hereby granted the right, at its option, to pool or unitize any land covered by this lease with any other land covered by this lease, and/or with any other land, lease, or leases, as to any or all minerals or horizons, so as to establish units containing not more than 80 surface acres, plus 10% acreage tolerance; provided, however, units may be established as to any one or more horizons, or existing units may be enlarged as to any one or more horizons, so as to contain not more than 640 surface acres plus 10% acreage tolerance, if limited to one or more of the following: (I) gas, other than casinghead gas, (2) liquid hydrocarbons (condensate) which are not liquids in the subsurface reservoir, (3) minerals produced from wells classified as gas wells by the conservation agency having jurisdiction. If larger units than any of those herein permitted, either at the time established, or after enlargement, are required under any governmental rule or order, for the drilling or operation of a well at a regular location, or for obtaining maximum allowable from any well to be drilled, drilling, or already drilled, any such unit may be established or enlarged to conform to the size required by such governmental order or rule. Lessee shall exercise said option as to each desired unit by executing an instrument identifying such unit and filing it for record in the public office in which this lease is recorded. Each of said options may be exercised by lessee at any time and from time to time while this lease is in force, and whether before or after production has been established either on said land, or on the portion of said land included in the unit, or on other land unitized therewith. A unit established hereunder shall be valid and effective for all purposes of this lease even though there may be mineral, royalty, or leasehold interests in lands within the unit which are not effectively pooled or unitized. Any operations conducted on any part of such unitized land shall be considered, for all purposes, except the payment of royalty, operations conducted upon said land under this lease. There shall be allocated to the land covered by this lease within each such unit (or to each separate tract within the unit if this lease covers separate tracts within the unit that proportion of the total production of unitized minerals from the unit, after deducting any used in lease or unit operations, which the number of surface acres in such land (or in each such separate tract) covered by this lease within the unit bears to the total number of surface acres in the unit, and the production so allocated shall be considered for all purposes, including payment or delivery of royalty, overriding royalty and any other payments out of production to be the entire production of unitized minerals from the land to which allocated in the same manner as though produced therefrom under the terms of this lease. The owner of the reversionary estate of any term royalty or mineral estate agrees that the accrual of royalties pursuant to this paragraph or of shut-in royalties from a well on the unit shall satisfy any limitation of term requiring production of oil or gas. The formation of any unit hereunder which includes land not covered by this lease shall not have the effect of exchanging or transferring any interest under this lease (including, without limitation, any delay rental and shut-in royalty which may become payable under this lease) between parties owning interests in land covered by this lease and parties owning interests in land not covered by this lease. Neither shall it impair the right of lessee to release as provided in paragraph 5 hereof, except that lessee may not so release as to lands within a unit while there are operations thereon for unitized minerals unless all pooled leases are released as to lands within the unit. At any time while this lease is in force lessee may dissolve any unit established hereunder by filing for record in the public office where this lease is recorded a declaration to that effect, if at that time no operations are being conducted thereon for unitized minerals. Subject to the provisions of this paragraph 4, a unit once established hereunder shall remain in force so long as any lease subject thereto shall remain in force. If this lease now or hereafter covers separate tracts, no pooling or unitization of royalty interests as between any such separate tracts is intended or shall be implied or result merely from the inclusion of such separate tracts within this lease but lessee shall nevertheless have the right to pool or unitize as provided in this paragraph 4 with consequent allocation of production as herein provided. As used in this paragraph 4, the words "separate tract" mean any tract with royalty ownership differing, now or hereafter, either as to parties or amounts, from that as to any other part of the leased premises.

     5.   If operations are not conducted on said land on or before the first anniversary date hereof, this lease shall terminate as to both parties, unless lessee on or before said date shall, subject to the further provisions hereof, pay or tender to lessor or to lessor's credit in the   NONE  Bank at NONE or its successors, which shall continue as the depository, regardless of changes in ownership of delay rental, royalties, or other moneys, the sum of $______, which shall operate as delay rental and cover the privilege of deferring operations for one year from said date. In like manner and upon like payments or tenders, operations may be further deferred for like periods of one year each during the primary term. If at any time that lessee pays or tenders delay rental, royalties, or other moneys, two or more parties are, or claim to be, entitled to receive same, lessee may, in lieu of any other method of payment herein provided, pay or tender such rental, royalties, or other moneys, in the manner herein specified, either jointly to such parties or separately to each in accordance with their respective ownerships thereof, as lessee may elect. Any payment hereunder may be made by check or draft of lessee deposited in the mail or delivered to lessor or to a depository bank on or before the last date for payment. Said delay rental shall be apportionable as to said land on an acreage basis, and a failure to make proper payment or tender of delay rental as to any portion of said land or as to any interest therein shall not affect this lease as to any portion of said land or as to any interest therein as to which proper payment or tender is made. Any payment or tender which is made in an attempt to make proper payment, but which is erroneous in whole or in part as to parties, amounts, or depository shall nevertheless be sufficient to prevent termination of this lease and to extend the time within which operations may be conducted in the same manner as though a proper payment had been made; provided, however, lessee shall correct such error within thirty (30) days after lessee has received written notice thereof from lessor. Lessee may at any time and from time to time execute and deliver to lessor or file for record a release or releases of this lease as to any part or all of said land or of any mineral or horizon thereunder, and thereby be relieved of all obligations as to the released acreage or interest. If this lease is so released as to all minerals and horizons under a portion of said land, the delay rental and other payments computed in accordance therewith shall thereupon be reduced in the proportion that the acreage released bears to the acreage which was covered by this lease immediately prior to such release.

     6.  If at any time or times during the primary term operations are conducted on said land and if all operations are discontinued, this tease shall thereafter terminate on its anniversary date next following the ninetieth day after such discontinuance unless on or before such anniversary date lessee either (1) conducts operations or (2) commences or resumes the payment or tender of delay rental; provided, however, if such anniversary date is at the end of the primary term, or if there is no further anniversary date of the primary term, this lease shall terminate at the end of such term or on the ninetieth day after discontinuance of all operations, whichever is the later date, unless on such later date either (1) lessee is conducting operations or (2) the shut-in well provisions of paragraph 3 or the provisions of paragraph 11 are applicable. Whenever used in this lease the word "operations" shall mean operations for and any of the following: drilling, testing, completing, reworking, recompleting, deepening, plugging back or repairing of a well in search for or in an endeavor to obtain production of oil, gas, sulphur or other minerals, excavating a mine, production of oil, gas, sulphur or other mineral, whether or not in paying quantities.

       7.   Lessee shall have the use, free from royalty, of water, other than from Lessor's water wells and of oil and gas produced from said land in all operations hereunder.  Lessee shall have the right at any time to remove all machinery and fixtures placed on said land, including the right to draw and remove casing. No well shall be drilled nearer than 200 feet to the house or barn now on said land without the consent of the lessor.  Lessee shall pay for damages caused by its operations to growing crops and timber on said land.

        8.   The rights and estate of any party hereto may be assigned from time to lime in whole or in part and as to any mineral or horizon.  All of the covenants obligations, and considerations of this lease shall extend to and be binding upon the parties herein, their heirs, successors, assigns, and successive assigns.  No change on division in the ownership of said land, royalties, delay rentals, or other money, of any part thereof, howsoever effected, shall increase the obligations or diminish the rights of lessee, including, but not limited to, the location and drilling of wells and the measurement of production. Notwithstanding any party’s actual or constructive knowledge of notice thereof or in lessee, its successors or assigns, no change or division in the ownership of said land area or the royalties, delay payments, or other moneys, or the right to receive the same, howsoever effected, shall be binding upon the then record owner of this Lessee until thirty (30) days after there has been furnished to such record owner at his or its principal place of business by lessor or Lessor's heirs, successors, or assigns, notice of such change or division, supported by either originals or duly certified copies of the instruments which have been properly filed for record and which evidence such change or division, and of such court records and proceedings. transcripts, or other documents as shall be necessary in the opinion of such record owner to establish the validity of such change or division.  If any such change in ownership occurs by rework of the death of the owner, Lessee may, nevertheless, pay or tender such royalties, delay rentals, or other moneys or part thereof, to the credit of the decedent in a depository bank provided for above. In the event of assignment of this lease as to any part (whether divided or undivided) of said land, the delay rental payable hereunder shall be apportionable as between the several leasehold owners, ratably according to the surface area or undivided interests of each, and default is delay rental payments by one shall not affect the right of other leasehold owners hereunder.

          9.   In  the event lessor considers that lessee has not complied with all its obligations hereunder, both express and implied, lessor shall notify lessee in writing. setting out specifically in what respects lessee has breached this contract.  Lessee shall then have sixty (60} days after receipt of said notice within which to meet or commence to meet all or any part of the breaches alleged by lessor. The service of said notice shall be precedent to the bringing of any action by lessor on said lease for any cause, and no such action shall be brought until the lapse of sixty (60) days after service of such notice an lessee.  Neither the service of said notice nor the doing of any acts by lessee aimed to meet all or any of the alleged breaches shall be deemed an admission or presumption that lessee has failed to perform all its obligations hereunder.  If this lease is cancelled for any reason it shall nevertheless remain in force as to (1) sufficient acreage around each well as to which there are operations to constitute a drilling of maximum allowable unit under applicable governmental regulations (but in no event less than forty acres), such acreage no be designated by lessee as near as practicable in the form of a square centered at the well, or in such shape as then existing spacing rules require; and (2) any part of land included in a pooled unit on which there are operations.  Lessee shall also have such easements on said land as are necessary to operations on the acreage so retained.

           10.   Lessor hereby warrants and agrees to defend title to said land against the claims of all persons whomsoever.  Lessor's rights and interests hereunder shall be charged primarily with any mortgages, taxes or other liens, or interest and other charges on said land, but lessor agrees that lessee shall have the right at any time to pay or reduce same for lessor, either before or after maturity, and be subrogated to the rights of the holder thereof and to deduct amounts so paid from royalties or other payments payable or which may become payable to lessor and/or assigns under this lease.  If this lease covers a less interest in the oil, gas, sulphur, or other minerals in all or any part of said land than the entire and undivided fee simple estate (whether lessor's interest is herein specified or not) or no interest therein, then the royalties, delay rental, and other moneys accruing from any part as to which this lease covers less than such full interest, shall be paid only in the proportion which the interest therein, if any, covered by this lease, bears to the whole and undivided fee simple estate therein.  All royalty interest covered by this lease (whether or not owned by lessor) call be paid out of the royalty herein provided.  This lease shall be binding upon each party who executes it without regard to whether it is executed by all those named herein as lessor.

             11.   If, while this lease is in force, at or after the expiration of the primary term hereof, it is  not being continued in force by reason of the shut-in well provisions of paragraph 3 hereof, and lessee is not conducting operations on said land by reason of (1) any law, order, rule or regulation, (whether or not subsequently determined to be invalid). or (2) any other cause, whether similar or dissimilar, (except financial beyond the reasonable control of lessee), the primary term and the delay rental provisions hereof shall be extended until the first anniversary dale hereof occurring ninety (90) or more days following the removal of such delaying cause and this lease may be extended thereafter by operations as if such delay had not occurred.

IN WITNESS WHEREOF, this instrument is executed on the date first above written.

/s/ George G. Griffin, Jr.

/s/ George G. Griffin, Jr. – Trustee

GEORGE G. GRIFFIN, JR.

GEORGE G. GRIFFIN, JR.

INDIVIDUALLY

AS TRUSTEE FOR GRIFFIN FAMILY TRUST

Notarized

Notarized

ADDENDUM:
LEASE IS FOR OIL AND GAS ONLY

The oil and gas lease is subject to and modified to the extent set forth by the following:

      12.     Royalty on oil, gas and casing-head gas to be one-fifth (1/5).

      13.     The primary term is one (1) year.

      14.     Lessee may, during the primary term of this lease, attempt to restore production to one or more of the three wells identified on Exhibit "A" as wells 1, 4, and 5. In the event production in paying quantities is restored, Lessee may assign eighty (80) acres to each producing well. The eighty (80) acres assigned shall be surveyed and platted and recorded for each producing well. At the end of the primary term, any acreage not assigned to a producing well shall be released back to Lessors, and an appropriate release recorded. However, if production is established during the primary term, Lessors grant Lessee an additional six (6) months after the end of the primary term to drill a new well (including a horizontal well) and assign the balance of the acreage to the new well.

      15.     Lessee is granted the right to drill and to form a pooled unit for a horizontal well within the primary term so long as the pooled unit for the horizontal well includes all of Lessors' acreage which is not assigned to a producing well on the leased premises.

       16.     All well-site and lease equipment must be removed within six months of cessation of all production. Any such property and lease equipment not removed within six (6) months shall become the property of Lessors.

       17.     Lessee will comply with all applicable environmental regulatory laws and regulations and restore the surface within six (6) months after all production ceases.

      18.     Lessee is prohibited from hunting on the lease and shall maintain all lease roads, cattle-guards/gates, and fences in good condition. Cattle-guard/gate at the front entrance off County Road 108, will be recessed further inside property to aid tanker truck traffic.

      19.     Lessee shall notify Lessors within ten (10) days of the following:

A.

Mechanical and/or drilling operations problems that prevent
Lessee from complying with the 90 or 120 day continuous operations requirement found in paragraph 6. of this lease.  Lessee shall have a reasonable extension of time in which to correct any mechanical and/or drilling operations problem, not to exceed twenty (20) days from the notification requirement.

B.

The assignment by Lessee of all or part of the working interest earned by Lessee, along with the name, address, and telephone number of the assignee.

      20.     The Lessee has the obligation to plug, within the primary term of the lease, any existing well on the lease, being wells numbered 1, 4, or 5 identified on Exhibit "A", that is not restored to production in paying quantities. Plugging of wells shall be in accordance with all applicable regulations of the Railroad Commission of Texas. Lessee shall provide Lessors with filed copies of all required plugging forms. Lessee shall plug any producing well within sixty (60) days of the cessation of production and abandonment of the well by Lessee.

SIGNED FOR IDENTIFICATION:

/s/ George G.  Griffin, Jr. Individually

GEORGE G. GRIFFIN, JR. INDIVIDUALLY

/s/ George G. Griffin, Jr. – Trustee

GEORGE G. GRIFFIN, JR. AS TRUSTEE FOR

GRIFFIN FAMILY TRUST